Exhibit 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10: 25 AM 03/15/1993 930745230-2329102
CERTIFICATE OF INCORPORATION
OF
STONE ENERGY CORPORATION
FIRST: The name of the corporation is Stone Energy Corporation.
SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.
THIRD: The nature of the business or purposes to he conducted or promoted by the corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of capital stock of the corporation shall be 1,000, which shall consist of 100 shares of Preferred Stock of the par value of $.01 per share and 900 shares of Common Stock of the par value of $.01 per share.
The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by this Certificate:
I. Preferred Stock
The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designations of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Preferred Stock Series Resolution”. The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, all as shall be stated in a Preferred Stock Series Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Preferred Stock Series Resolution.
Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Incorporation or in the Preferred Stock Series Resolution.
Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
II. Common Stock
1. Dividends. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.
No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.
2. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.
3. Voting Rights. The holders of the Common Stock of the corporation shall be entitled to one vote for each share of such stock held by them.

III. Prior, Parity or Junior Stock
Whenever reference is made in this Article Fourth to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of such class of stock.
Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.
IV. Reservation and Retirement of Shares
The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.
Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.
V. No Preemptive Rights
No holder of shares of stock of the corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by binding contract agreed.
FIFTH: The incorporator of the corporation is P. Michelle Grace and her mailing address is c/o Vinson & Elkins, L.L.P., 2500 First City Tower, 1001 Fannin, Houston, Texas 77002-6760.
SIXTH: The names and mailing addresses of the persons who are to serve as directors of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified are as follows:

Name	Mailing Address
James H. Stone	625 E. Kaliste Saloom Road Lafayette, LA 70508

D. Peter Canty	625 E. Kaliste Saloom Road Lafayette, LA 70508

Joe R. Klutts	625 E. Kaliste Saloom Road Lafayette, LA 70508

Michael L. Finch	625 E. Kaliste Saloom Road Lafayette, LA 70508

David R. Voelker	Johnson, Rice & Company 639 Loyola Avenue, Ste. 2775 New Orleans, LA 70113
The number of directors of the corporation shall be fixed as specified or provided for in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws shall so provide. No holders of Preferred Stock or Common Stock of the corporation shall have any right to cumulate votes in the election of directors.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of §291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of §279 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
EIGHTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation or adopt new by-laws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that by-laws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.
NINTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

TENTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or by-laws of the corporation, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.
ELEVENTH: Except as otherwise provided by statute, any action that might have been taken at a meeting of stockholders by a vote of the stockholders may be taken with the written consent of all of the stockholders that are entitled to vote on such proposed corporate action.
IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 12th day of March, 1993.

/s/ P. Michelle Grace
P. Michelle Grace

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 06/04/1993 931555255-2329102
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATON
OF
STONE ENERGY CORPORATION
Stone Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Lew of the State of Delaware (the “Company”),
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Company duly adopted resolution setting forth a proposed amendment of the Certificate of Incorporation of the Company, which Certificate of Incorporation was filed with the Secretary of State of Delaware on March 15,1993, approving said amendment, declaring it to be advisable and recommending said amendment to the stockholder of the Company for approval thereof. The resolution setting forth the proposed amendment it as follows:
RESOLVED, that the Board of Directors hereby approves the amendment of Article FOURTH of the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock and to increase the number of authorized shares of preferred stock of the Company in order to have a sufficient number of shares to effect the Exchange Offer and the Initial Public Offering and to take such other action as may be necessary or advisable to effect such amendment of the Company’s Certificate of Incorporation, and that the Board of Directors hereby proposes and declares to the stockholder of the Company the advisability of amending Article FOURTH and directs that such amendment be considered by the sole stockholder of the Company, such amendment to be made by deleting the language of the first paragraph of Article FOURTH and amending such first paragraph of Article FOURTH to read in its entirety as follows:
FOURTH: The total number of shares of capital stock of the corporation shall be 30,000,000, which shall consist of 5,000,000 shares of Preferred Stock of the par value of S.01 per share and 25,000,000 shares of Common Stock of the par value of $.01 per share. provided, however, that the right to withdraw such amendment prior to any vote at a special meeting is hereby reserved by the Board of Directors.
SECOND: That in lieu of a special meeting and vote of the sole stockholder, the sole stockholder of the Company, by written consent, approved, adopted and consented to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this certificate to be signed by James H. Stone, its President and attested by Thomas A. Stone, its Secretary, this 2nd day of June, 1993.

ATTEST:	STONE EXPLORATION CORPORATION

/s/ Thomas A. Stone	By	/s/ James H. Stone
Thomas A. Stone Secretary		James H. Stone President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:59 PM 02/01/2001 010053852-2329102
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE
OF INCORPORATION OF STONE ENERGY
CORPORATION
Stone Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify, in accordance with Section 242 of the Delaware General Corporation Law:
FIRST: That the Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company, which Certificate of Incorporation was filed with the Secretary of State of Delaware on March 15, 1993, as amended by a Certificate of Amendment filed with the Secretary of State of Delaware on June 4, 1993, approving said amendment, declaring it to be advisable and recommending said amendment to the stockholders of the Company for approval thereof. The resolutions setting forth the proposed amendment are as follows:
RESOLVED, that this Board of Directors hereby determines that it is desirable and in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock (the “Certificate Amendment”):
RESOLVED, that, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), and authority granted to and vested in the Board of Directors by the provisions of the Company’s Certificate of Incorporation, as amended, the Board of Directors hereby approves the following proposed amendment to the Company’s Certificate of Incorporation, as amended, and directs that such amendment be submitted to the stockholders of the Company for approval at the Special Meeting provided for in these resolutions in the form set forth below:
“Resolved, that the first sentence of Article FOURTH of the Company’s Certificate of Incorporation, as amended, be, and it hereby is, amended to read as follows:
FOURTH: The total number of shares of capital stock of the corporation shall be 105.000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 100,000,000 shares of Common Stock, par value of $.01 per share. “
RESOLVED, that, if the stockholders shall have voted for the Certificate Amendment, the Authorized Officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to prepare, execute and file with the Secretary of State of the State of Delaware a certificate of amendment to the Certificate of Incorporation, as amended, in such form with such changes therein as the officers executing the same shall approve, the signature of such officers of the Company thereon to be conclusive evidence of the approval of such changes.

SECOND: That at a special meeting of stockholders held on February 1, 2001, the foregoing amendment was duly approved by more than a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon, all in accordance with Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Company has caused this certificate to be signed by D. Peter Canty, its President and Chief Executive Officer, and attested by Andrew L. Gates, III, its Secretary, this 1 st day of February. 2001.

ATTEST:	STONE ENERGY CORPORATION

/s/ Andrew L. Gates	By:	/s/ D. Peter Canty
Andrew L. Gates, III Secretary		D. Peter Canty President and Chief Executive Officer

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 02/19/2002 02010 7226-2329102
CERTIFICATE OF OWNERSHIP AND MERGER
OF
CONOCO OFFSHORE INC.
(a Delaware corporation)
WITH AND INTO
STONE ENERGY CORPORATION
(a Delaware corporation)
It is hereby certified that:
1. Stone Energy Corporation (the “Corporation”) is a business corporation of the State of Delaware.
2. The Corporation is the owner of all of the outstanding shares of the stock of Conoco Offshore Inc. which is also a business corporation of the State of Delaware.
3. The Corporation hereby merges Conoco Offshore Inc. into the Corporation.
4. On February 15,2002, the Board of Directors of the Corporation adopted the following resolutions to merge Conoco Offshore Inc. into the Corporation:
RESOLVED that the Board of Directors finds it advisable and in the best interest of the Corporation that Conoco Offshore Inc. be merged into this Corporation, and that the merger contemplated therein of Conoco Offshore Inc. with and into the Corporation be, and hereby is, in all respects approved; and further
RESOLVED that Conoco Offshore Inc. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Conoco Offshore Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Conoco Offshore Inc. in its name; and further
RESOLVED that this Corporation shall assume all of the obligations of Conoco Offshore Inc.; and further
RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction to effect the above resolutions.

Executed on: February 15, 2002

STONE ENERGY CORPORATION

By:	/s/ D. Pete Canty
Name:	D. Pete Canty
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
STONE ENERGY CORPORATION

Stone Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify, in accordance with Section 242 of the Delaware General Corporation Law:
FIRST: That the Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company, which Certificate of Incorporation was filed with the Secretary of the State of Delaware on March 15, 1993, as amended by a Certificate of Amendment filed with the Secretary of the State of Delaware on June 4, 1993, as further amended by a Certificate of Amendment filed with the Secretary of the State of Delaware on February 1, 2001, approving said amendment, declaring it to be advisable and recommending said amendment to the stockholders of the Company for approval thereof. The resolutions setting forth the proposed amendment are as follows:
RESOLVED, that this Board of Directors hereby determines that it is desirable and in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock (the “Certificate of Amendment”):
RESOLVED, that, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), and authority granted to and vested in the Board of Directors by the provisions of the Company’s Certificate of Incorporation, as amended, the Board of Directors hereby approves the following proposed amendment to the Company’s Certificate of Incorporation, as amended, and directs that such amendment be submitted to the stockholders of the Company for approval at the 2015 Annual Meeting of the Stockholders of the Company:
The first sentence of Article FOURTH of the Company’s Certificate of Incorporation, as amended, be, and it hereby is, amended to read as follows:
“FOURTH: The total number of shares of capital stock of the corporation shall be 155,000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 150,000,000 shares of Common Stock, par value of $.01 per share.”
RESOLVED, that, if the stockholders shall have voted for the Certificate of Amendment in the form set forth herein above, the officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to prepare, execute and file with the Secretary of State of the State of Delaware the Certificate of Amendment to the Certificate of Incorporation, as amended, in such form with such changes therein as the officers executing the same shall approve, the signature of such officers of the Company thereon to be conclusive evidence of the approval of such changes.
SECOND: That at the annual meeting of the stockholders held on May 21, 2015, the foregoing amendment was duly approved by more than a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon, in accordance with Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer on this 21st day of May, 2015.

STONE ENERGY CORPORATION

By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
STONE ENERGY CORPORATION
Stone Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify, in accordance with Section 242 of the Delaware General Corporation Law:
1. Article FOURTH of the Company’s Certificate of Incorporation, as amended, be, and it hereby is, amended by deleting the first sentence thereof in its entirety and inserting the following in lieu thereof:
“FOURTH: The total number of shares of capital stock of the corporation shall be 305,000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 300,000,000 shares of Common Stock, par value of $.01 per share.”
2. The foregoing amendment was duly adopted, in accordance with Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 20th day of May, 2016.

STONE ENERGY CORPORATION

By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert
Senior Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
STONE ENERGY CORPORATION

Stone Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify, in accordance with Section 242 of the Delaware General Corporation Law:
1. The first sentence of Article FOURTH shall be, and it hereby is, amended in its entirety to read as follows:
“FOURTH: The total number of shares of capital stock of the corporation shall be 35,000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 30,000,000 shares of Common Stock, par value of $.01 per share.”
2. Article FOURTH shall be, and it hereby is, amended to add the following immediately after the first sentence of Article FOURTH:
“Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), a one-for-ten reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each ten shares of Common Stock outstanding and held of record by each stockholder of the Corporation (or held in treasury) immediately prior to the Effective Time shall, automatically and without any action by the holder thereof, be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Effective Time as reported by the NYSE (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Common Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock as set forth above).”

3. The foregoing amendments were duly adopted, in accordance with Section 242 of the Delaware General Corporation Law.
4. This Certificate of Amendment shall be effective at 4:01 p.m., Eastern time, on June 10, 2016.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 10th day of June, 2016.

STONE ENERGY CORPORATION

By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary